Exhibit 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)



                                                                                   FISCAL YEAR ENDED
                                                               -------------------------------------------------------
                                                                   DECEMBER 27,       DECEMBER 28,         JANUARY 27,
                                                                       1997              1996                1996
                                                               -----------------  -------------------  --------------
Average shares outstanding during the period.................            66,337             68,997            70,015
                                                               -----------------  -------------------  --------------
Incremental shares under stock options computed under the
   treasury stock method using the average market price of
   issuer's stock during the period..........................             -                  1,119             1,166
                                                               -----------------  -------------------  --------------
     Total shares for diluted EPS............................            66,337             69,887            71,181
                                                               =================  ===================  ==============
Income (loss) applicable to common shareholders:
     Continuing operations...................................  $        (10,091)  $         33,111     $     207,222
     Discontinued operations.................................             4,306             14,323              (781)
     Gain on sale of discontinued operations                            161,741               -                -
     Income before extraordinary loss........................           155,956             47,434           206,441
     Extraordinary item......................................              (721)            (6,610)            -
                                                               -----------------  -------------------  --------------
     Net income..............................................  $        155,235   $         40,824     $     206,441
                                                               =================  ===================  ==============
Income (loss) per basic common share:
     Continuing operations...................................  $          (0.15)  $           0.48     $        2.96
     Discontinued operations.................................              0.06               0.21              (.01)
     Gain on sale of discontinued operations                               2.44               -                -
     Extraordinary item......................................             (0.01)             (0.10)            -
                                                               -----------------  -------------------  --------------
     Net income (loss).......................................  $           2.34   $           0.59     $        2.95
                                                               =================  ===================  ==============
Income (loss) per diluted common share:......................
     Continuing operations...................................  $          (0.15)  $           0.47     $        2.91
     Discontinued operations.................................              0.06               0.21             (0.01)
     Gain on sale of discontinued operations.................              2.44              -                 -
     Extraordinary item......................................             (0.01)             (0.10)            -
                                                               -----------------  -------------------  --------------
     Net income (loss)                                         $           2.34   $           0.58     $        2.90
                                                               =================  ===================  ==============